Exhibit 99.2

Frequently Asked Questions

Acquisition Announcement

1.	What was announced today?

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Today, we announced that Dermira has entered into a definitive agreement to be acquired by Lilly, a century-old global healthcare leader whose goal is to create medicines that make life better for people around the world. The company is headquartered in Indianapolis, Indiana.

•	Under the agreement, Lilly will acquire Dermira for $18.75 per share in cash representing a total transaction value of approximately $1.1 billion.

2.	Why does Lilly want to acquire Dermira?

•	The acquisition will expand Lilly’s immunology pipeline with the addition of lebri and will also expand Lilly’s portfolio of marketed dermatology medicines with the addition of QBREXZA.

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Lilly has stated that this transaction provides an opportunity to add both a promising investigational immunology compound in Phase 3 for atopic dermatitis, and an approved dermatology treatment for primary axillary hyperhidrosis.

3.	Did Dermira put itself up for sale or was the company approached by Lilly?

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The process of this transaction will be spelled out in detail in the filings we will be making with the SEC and we are not able to comment on it until then. What’s important to know is that our Board has determined that this transaction is in the best interest of the company and stockholders, and that we believe it will provide the resources to advance our programs and offer a chance for our therapies to reach more patients around the world.

4.	How does Lilly see Dermira’s portfolio fitting in with theirs?

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Lilly has a vast portfolio of products both currently available to patients and in clinical development. Their intended acquisition of Dermira will help to strengthen their immunology franchise as well as expand their dermatology portfolio.

5.	Will Lilly change or cancel any programs?

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Lilly has stated that the acquisition of Dermira provides an opportunity to add both a promising investigational immunology compound in Phase 3 for atopic dermatitis, and an approved dermatology treatment for primary axillary hyperhidrosis.

•	The integration planning is just beginning. We expect to have more information in the coming days and weeks ahead.

•	We will communicate information as quickly and as transparently as possible.

6.	What are the next steps in the transaction and when is it expected to close?

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Following today’s announcement, Lilly will commence a tender offer to acquire all outstanding shares of Dermira. This process will commence with a public filing of a tender offer document, and Dermira will make its own public filing at the same time. Please review these documents for additional background to the transaction. The close of the transaction is also subject to customary closing conditions and regulatory approvals, which, once cleared, we will announce publicly.

•	We anticipate the deal to close by the end of 1Q 2020.

•	Between now and the close of the transaction, Dermira will be an independent company and will continue to run its business as usual.

7.	Is the deal final or could this change?

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Today we announced the execution of a definitive merger agreement. The transaction is not complete until it closes, which we expect to happen by the end of 1Q 2020. Until then, we should continue to operate business as usual, keeping our important programs and timelines at front of mind.

8.	Will Dermira operate as a subsidiary of Lilly?

•	We do not yet know about Lilly’s plans for Dermira organizationally.

9.	Will I still have a role at Dermira and when will I find out?

•	At this time, the integration planning is just beginning, and we do not know of Lilly’s plans for Dermira employees.

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We understand that this period of uncertainty can be difficult and unsettling; however, we are committed to understanding the path forward as quickly as possible, to making sure our employees are treated fairly, and to being as open and transparent with you as we can.

•	Until we know more, we ask that you stay focused on our priorities to ensure we are moving our programs forward in service of our patients and the dermatology community.

10.	Is there an opportunity for me to join Lilly (regardless of whether or not Dermira is kept as a separate subsidiary)?

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At this time, the integration planning is just beginning, and we do not know of Lilly’s plans for Dermira and how the company will be operationally structured. Our priority, however, is ensuring that our employees understand their opportunities and we will provide information about opportunities at Dermira or with Lilly once plans have been finalized.

11.	If we are retained by Lilly, will we be expected to relocate?

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At this time, the integration planning is just beginning, and we do not know of Lilly’s plans for Dermira and how we will be operationally structured, so it is too soon to speculate on opportunities at Dermira or with Lilly in the future.

12.	Should I continue coming in to work?

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Yes. Between now and the close of the transaction, Dermira and Lilly remain separate companies. Dermira will continue to run its business as usual. If you have questions about programs that should stop or start given today’s announcement, please check with your immediate manager or your department Vice President.

13.	How do we operate in the period between the announcement today and the close of the transaction?

•	Between now and the close of the transaction, Dermira and Lilly remain separate companies and Dermira will continue to run its business as usual.

•	Under federal law, Dermira and Lilly are restricted from engaging in joint operations until the transaction has been approved by antitrust authorities.

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We do not anticipate any changes to the Dermira organizational structure until the transaction is completed. Having said that, the merger agreement with Lilly requires that we obtain their consent before we take certain actions that are viewed as outside of the ordinary course of business. If you are involved in contract discussions or other decisions that you think are not ordinary course, either because they are bigger than usual, or different from the norm, please contact your immediate manager or your department Vice President before you make any commitments.

HR (Benefits, stock, compensation, employment, etc.)

14.	If my position is eliminated, will I receive severance? Will I continue to receive benefits? For how long?

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Our HR team will be sharing more information with you about our comprehensive benefits. There are plans in place to provide benefits to any employees impacted as a result of the acquisition, including severance and COBRA continuation benefits. Please contact your HR Business Partner if you have questions about this process.

15.	What happens to my compensation and benefits if I continue with Lilly?

•	At this time, the integration planning is just beginning, and we do not know of Lilly’s plans for Dermira and how we will be operationally structured.

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For employees who continue with Lilly after the transaction closes, in general, Lilly will provide you with a base salary and target cash incentive opportunity that are no less favorable than the base salary and the target cash incentive opportunity you currently receive for at least one year following the close of the transaction.

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Your benefits will remain unchanged through the close of the transactions and your elections made during Open Enrollment in October 2019 have taken effect as of January 1, 2020. For employees who continue with Lilly, in general, Lilly will provide you with employee benefits that are substantially comparable in the aggregate to those you are currently provided for at least one year following the closing of the transaction.

16.	Will I still receive my 2019 bonus?

•	Yes. 2019 bonuses will be paid in accordance with Dermira’s ordinary practices. Per company policy, you will need to remain employed by Dermira through the date of the 2019 bonus payout.

17.	What happens to my vested and unvested stock options, RSUs, and ESPP?

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Your unvested stock options and RSUs will be accelerated at the close of the transaction. All of your stock options and RSUs will be cashed out in connection with the closing of the merger based on the $18.75 per share price and will be subject to applicable withholding and taxes. In the case of your stock options, your cash out payment will be reduced by the aggregate exercise price of your stock options. Any stock options that have an exercise price that is equal to or greater than $18.75 will be canceled for no consideration.

•	You have created important value for the company, and it is important that you are rewarded for your efforts and dedication to Dermira and to our programs.

•	More specifics on this process and the mechanics will be provided in the coming weeks.

18.	What happens to my ESPP?

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In the event the closing of the transaction occurs before the end of the current offering period under the ESPP, the offering period will end as of the day immediately prior to the closing of the transaction, and your ESPP contributions will be used to purchase shares of the Company’s common stock. Those shares will be cancelled and converted into the right to receive the $18.75 per share consideration at the closing of the transaction. You may not increase your payroll deductions or purchase elections for the current offering period, and no new participants are permitted to enter the ESPP. In the event the current offering period concludes before the closing of the transaction, a new offering period will not begin.

19.	What happens to my 401K?

•	Dermira Human Resources will be distributing information about your current benefits, including your 401K, in the coming weeks.

20.	Do I still need to complete my performance review and/or review of my direct reports?

•	Yes. You will still need to complete your 2019 performance review.

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Self-evaluations are due on January 10 and all managers must complete, deliver, and sign-off on all reviews in PerformYard by January 30. Please contact your HRBP if you have any questions about this process.

21.	Will we still receive merit increases and equity awards?

•	Dermira will conduct the 2020 merit review process in accordance with its ordinary practices. No new equity awards will be granted prior to the close of the transaction.

22.	Should we continue to recruit for any open positions?

•	Please contact your HR Business Partner if you have open positions. If you have offers out to candidates, please work with your HR Business Partner to determine how to handle each situation.

23.	How does today’s announcement impact employees who have just signed on to join Dermira?

•	Employees that have already signed on will still join Dermira.

General

24.	What about our 2020 budgets? Will we still receive our budgets in order to keep programs moving until the close of the transaction and/or integration period? Should we open POs for new work?

•	Please discuss your 2020 budget with your manager or an appropriate member of the Finance team.

25.	What should I do if I get questions from the media, investors or others?

•	We are restricted in what can be said prior to the transaction close. Only approved Dermira spokespeople should speak on behalf of the company.

•	Should you receive an inquiry, politely let them know that you will let a company representative know that they’ve reached out.

i.	Please take their name, phone number and email, and send that information along to the Corporate Communications mailbox (corpcomm@dermira.com).

26.	What should I do if someone from Lilly reaches out to me?

•	Should you receive a call or email from an employee of Lilly, please notify [X] team of the inquiry.

27.	What happens to our current partnerships (e.g., Maruho, Almirall)?

•	These partnerships continue as is for the time being.

28.	Should we proceed with planned business travel?

•	In most instances, yes, please continue to do your job in the ordinary course. If you have a question about it, please discuss with your manager.

29.	Can I post about the acquisition on my social media channels?

•	You should not post any information on your social media channels about the acquisition.

Cautionary	Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Dermira by Lilly. Such forward-looking statements include, but are not limited to, the ability of Dermira and Lilly to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Dermira’s beliefs and expectations and statements about the benefits sought to be achieved in Lilly’s proposed acquisition of Dermira, the potential effects of the acquisition on both Lilly and Dermira, statements regarding employee compensation and benefits, and plans and expectations regarding changes to Dermira’s existing programs, portfolio, operations, partnerships and organizational structure. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements.

These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the timing of the offer and the subsequent merger; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Dermira’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; and other uncertainties pertaining to the business of Dermira, including those set forth in the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the Securities and Exchange Commission (SEC) from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Such forward-looking statements speak only as of the date of this news release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Additional	Information and Where to Find It

The tender offer for the outstanding shares of common stock of Dermira has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dermira common stock, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Lilly will file a tender offer statement on Schedule TO with the SEC, and thereafter Dermira will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY DERMIRA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Dermira’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Dermira by contacting investor relations at investor@dermira.com or by phone at (650) 421-7200. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available for free at www.sec.gov, upon filing with the SEC. In addition to these documents, Dermira files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Dermira with the SEC are available to all stockholders of Dermira for free at https://investor.dermira.com/financials/sec-filings/default.aspx.

DERMIRA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF DERMIRA COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.